                INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

                             GE INSTITUTIONAL FUNDS
                               EUROPE EQUITY FUND

                     GE INVESTMENT MANAGEMENT INCORPORATED

                  Agreement made as of December 9, 1998 between GE INVESTMENT MANAGEMENT INCORPORATED ("GEIM") and GE INSTITUTIONAL FUNDS (the "Trust") on behalf of its Europe Equity Fund (the "Fund").

                                    RECITALS

                  The Trust is a business trust organized under the laws of the State of Delaware on May 23, 1997 and registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Trust is authorized to divide shares of beneficial interests in the Trust into two or more separate series and to divide each such series into two or more classes of Shares. The Fund is a series of the Trust.

                  GEIM is a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act").

                  The Trust wishes to retain GEIM to serve as investment adviser and administrator to the Fund and GEIM wishes to serve in this capacity.

Section 1.        Appointment

                  The Trust hereby appoints GEIM as investment adviser and administrator with respect to the Fund's assets for the period and on the terms set forth in this Agreement. GEIM accepts this appointment and hereby agrees to render the services herein set forth for the compensation herein provided.

                  Subject to the approval of the Board and to other applicable legal requirements, GEIM may enter into any advisory or sub-advisory agreement or contract with another affiliated or unaffiliated entity pursuant to which such entity will carry out some or all of GEIM's responsibilities listed herein.

Section 2.        Services as Investment Adviser and Administrator

                  (a) Subject to the oversight and supervision of the Trust's board of trustees (the "Board"), GEIM agrees to provide a continuous investment program for the Fund's assets, including investment research and management. GEIM will determine from time to time what investments will be purchased, retained or sold by the Fund. GEIM will place purchase and sale orders for the Fund's investments. GEIM will provide services under this Agreement in accordance with the Fund's investment objectives, policies and restrictions as stated in the Trust's current Registration Statement on Form N-1A, as amended from time to time (the "Registration Statement").

                  (b) The Trust has furnished or will furnish GEIM with copies of the Registration Statement, its articles of incorporation and by-laws, if any, as currently in effect and agrees during the continuance of this agreement to furnish GEIM with copies of any amendment or supplements thereto before or at the time such amendments or supplements become effective. GEIM may rely on all documents furnished to it by the Trust.

                  (c) Subject to the oversight and supervision of the Board, GEIM agrees to serve as administrator to the Trust and the Fund and, in this capacity, will: (i) insure the maintenance of the books and records of the Fund (including those required to be maintained or preserved by Rules 31a-1 and 31a-2 under the 1940 Act); (ii) prepare reports to shareholders of the Fund,
(iii) prepare and file tax returns for the Fund, (iv) assist with the preparation and filing of reports and the Registration Statement with the Securities and Exchange Commission (the "Commission"), (v) provide appropriate officers for the Trust, including a Secretary or Assistant Secretary, (vi) provide administrative support necessary for the Board to conduct meetings, and
(vii) supervise and coordinate the activities of other service providers, including independent auditors, legal counsel, custodians, accounting service agents, and transfer agents.

                  (d) GEIM will, at its own expense, maintain sufficient staff, and employ or retain sufficient personnel and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this agreement.

                  (e) GEIM will keep the Trust informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Trust from time to time with whatever information and reports that the Board reasonably requests as appropriate for this purpose.

Section 3.          Selection of Investments on Behalf of the Fund.

                  Unless otherwise set forth in the Registration Statement or directed by the Trust, GEIM will, in selecting brokers or dealers to effect transactions on behalf of the Fund select the best overall terms available. In so doing, GEIM may consider the breadth of the market on the investment, the price of the security, the size and difficulty of the order , the willingness of the broker or dealer to position, the reliability, financial condition and execution and operational capabilities of the broker or dealer, and the reasonableness of the commission or size of the dealer's "spread", if any, for the specific transaction and on a continuing basis. GEIM may also consider brokerage and research services provided to the Fund and /or other accounts over which GEIM or its affiliates exercise investment discretion. The Trust recognizes the desirability of GEIM's having access to supplemental investment and market research and security and economic analyses provided by brokers and that those brokers may execute brokerage transactions at a higher cost to the Trust than would be the case if the transactions were executed on the basis of the most favorable price and efficient execution. The Trust, thus, authorizes GEIM, to the extent permitted by applicable law and regulations, to pay higher brokerage commissions or dealer spreads for the purchase and sale of securities for the Fund to brokers who provide supplemental investment and market research and security and economic analyses, subject to GEIM's determining in good faith that such commissions are reasonable in terms either of the particular transaction or of the overall responsibility of GEIM to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance will portfolio securities be purchased from or sold to GEIM, or any affiliated person thereof or any investment advisory client thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

Section 4.        Costs and Expenses.

                  GEIM will bear the cost of rendering the services it is obligated to provide under this Agreement and will provide the Trust with all executive, administrative, clerical and other personnel necessary for the investment and administrative operations of the Fund and will pay salaries and other employment-related costs of employing these persons. GEIM will furnish the Trust and the Fund with office space, facilities, and equipment and will pay the day-to-day expenses related to the operation of such space, facilities and equipment.

                  Except for those expenses assumed by the Fund as provided below, GEIM shall bear all of the Fund's expenses, including, but not limited to: charges and expenses of any registrar, the costs of custody, transfer agency and recordkeeping services in connection with the Fund; registration costs of the Fund and its shares under Federal and state securities laws; the cost and expense of printing, including typesetting, and distributing of prospectuses describing the Fund and supplements to those prospectuses to regulatory authorities and the Fund's shareholders; all expenses incurred in conducting meetings of the Fund's shareholders and meetings of the Board relating to the Fund, excluding fees paid to members of the Board who are not affiliated with GEIM or any of its affiliates; all expenses incurred in preparing, printing and mailing proxy statements and reports to shareholders of the Fund; all expenses incident to any dividend, withdrawal or redemption options provided to Fund shareholders (except for purchase premiums and redemption fees, if any, charged directly to shareholders); charges and expenses of any outside service used for pricing the Fund's portfolio securities and calculating the net asset value of the Fund's shares; fees and expenses of legal counsel, including counsel to the members of the Board who are not interested persons of the Fund, or GEIM, and independent auditors; membership dues of industry associations; postage; insurance premiums on property or personnel (including officers and Trustees) of the Trust that inure to their benefit; and all other costs of the Fund's operations.

                  The Fund will bear the following expenses: advisory and administration fees as described in Section 5 of this Agreement; shareholder servicing and distribution fees under the terms of the shareholder servicing and distribution plan adopted by the Trust with respect to the Fund pursuant to Rule 12b-1 (the "Plan") under the 1940 Act; brokerage fees and commissions and other expenses incurred in the acquisition or disposition of any securities or other invest-ments; fees and travel expenses of members of the Board or members of any advisory board or committee who are not affiliated with GEIM, or any of its affiliates; and expenses that are not normal operating expenses of the Fund (such as extraordinary expenses, interest and taxes).

Section 5.        Compensation.

                  In consideration of services rendered and the expenses paid by GEIM pursuant to this Agreement, the Trust will pay GEIM on the first business day of each month a fee calculated as a percentage of the average daily net assets of the Fund during the previous month at the following annual rates:

                  Average Daily Net Assets  Annual Rate Percentage of Fund (%)
                  ------------------------  ----------------------------------
                  First $25 million                           .75
                  Next $50 million                            .65
                  Over $75 million                            .55


For the purpose of determining fees payable to GEIM under this Agreement, the value of the Fund's net assets will be computed in the manner described in the Registration Statement.

Section 6.        Services to Other Companies or Accounts.

                  (a) The Trust understands and acknowledges that GEIM now acts and will continue to act as investment manager or adviser to various fiduciary or other managed accounts ("Other Accounts") and the Trust has no objection to GEIM's so acting, so long as that when the Fund and any Other Account served by GEIM are prepared to invest in, or desire to dispose of the same security, available investments or opportunities for sales will be allocated in a manner believed by GEIM to be equitable to the Fund and the Other Account. In addition, the Trust understands and acknowledges that GEIM may, to the extent permitted by applicable laws and regulations, aggregate securities to be sold or purchased for the Trust with those to be sold or purchased for Other Accounts so long as the securities purchased or sold, as well as the expenses incurred in the transaction, are allocated in a manner believed by GEIM to be equitable to the Trust and the Other Accounts. The Trust recognizes that, in some cases, the above procedures may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

                  (b) It is agreed that GEIM may use any supplemental investment research and other services provided by brokers or dealer obtained for the benefit of the Fund or the Trust in providing investment advice to Other Accounts.

                  (c) The Trust understands and acknowledges that the persons employed by GEIM to assist in the performance of its duties under this Agreement will not devote their full time to that service and agrees that nothing contained in this Agreement will be deemed to limit or restrict the right of GEIM or any affiliate of GEIM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Section 7.        Continuance and Termination of the Agreement.

                  (a) This Agreement will become effective as of the date hereof and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually (a) by the Board or (b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

                  (b) This Agreement is terminable without penalty, by the Trust on not more than 60 nor less than 30 days' written notice to GEIM, by vote of holders of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, or by GEIM on not more than 60 nor less than 30 days' notice to the Trust.

                  (c) This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act or in rules adopted under the 1940 Act).

Section 8.        Limitation of Liability.

                  (a) GEIM will exercise its best judgment in rendering the services described in this Agreement, except that GEIM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, other than a loss resulting from willful misfeasance, bad faith or gross negligence on the part of GEIM in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement or to the extent specified in
Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Any person, even though also an officer, director, employee or agent of GEIM, who may be or become an officer, Trustee, employee or agent of the Trust, will be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering services to, or acting solely for, the Trust and not as an officer, director, employee or agent, or one under the control or direction of, GEIM even though paid by GEIM.

                  (b) The Trust and GEIM agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Fund, will be liable for any claims against any other series.

Section 9.          Miscellaneous.

         The Trust recognizes that trustees, officers and employees of GEIM and its affiliates may from time to time serve as trustees, trustees, officers and employees of corporations, partnerships, group trusts and business trusts (including other investment companies) and that such other entities may include the initials "GE" or the words "General Electric" as part of their name, and that GEIM or its affiliates may enter into distribution, investment advisory or other agreements with such other corporations and trusts. If GEIM ceases to act as the investment adviser to the Trust, the Trust agrees that, at GEIM's request, any license granted to the Trust for the use of the initials "GE" will terminate and that the Trust will cease and discontinue completely further use of such initials and will take all necessary action to change the name of the Trust and the Fund to a name not including the initials of "GE."


                *          *          *           *          *


                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

                                           GE INSTITUTIONAL FUNDS

                                           By:      S/MICHAEL J. COSGROVE
                                                 -----------------------------
                                           Name:    Michael J. Cosgrove
                                           Title:   Chairman of the Board
                                                      and President

                                           GE INVESTMENT MANAGEMENT
                                           INCORPORATED

                                           By:      S/ALAN M. LEWIS
                                                 -----------------------------
                                           Name:    Alan M. Lewis
                                           Title:   Executive Vice President